CONSENT OF INDEPENDENT AUDITOR

The Board of Directors of
Safe Aid Products Incorporated:

         We hereby consent to the use of our report dated July 8, 1997 relating to the financial statements of Total Micro Computers, Inc., for the fiscal year ended December 31, 1996, in the preliminary proxy statement of Safe Aid Products Incorporated to be filed with the Securities and Exchange Commission on September 29, 1997.

         We also consent to the reference to us under the caption "Experts" in the Preliminary Proxy Statement.

/s/ Simmons LaPlant & Associates, P.A.

Tampa, Florida
September 29, 1997